Exhibit 99.1

Leslie’s, Inc. Announces Record Results for Fourth Quarter & Fiscal 2021

Announces $300 million Share Repurchase Authorization

Initiates Guidance for Fiscal 2022

•
Fiscal 2021 sales growth of 20.7% to $1,342.9 million; Comparable sales growth of 21.5%
•
Fiscal 2021 diluted earnings per share increase of 78.1% to $0.67. Adjusted diluted earnings per share increase of 104.7% to $0.85
•
Fiscal 2021 net income increase of 116.0% to $126.6 million
•
Fiscal 2021 Adjusted EBITDA increase of 48.0% to $270.6 million
•
Fiscal 2022 guidance for sales increase of 10% to 12%, Adjusted diluted earnings per share increase of 11% to 18% and Adjusted EBITDA increase of 9% to 13%

PHOENIX, December 9, 2021 – Leslie's, Inc. ("Leslie's" or "the Company”; NASDAQ: LESL), the largest and most trusted direct-to-consumer brand in the U.S. pool and spa care industry, today announced its financial results for the fourth quarter and fiscal 2021.

Mike Egeck, Chief Executive Officer, commented, “We closed out our strongest year in Leslie’s history with a record fourth quarter performance as the execution of our strategic growth initiatives drove significant sales growth and cash generation. These results are a testament to the caliber of our teams and the deep partnerships we have with our vendor community that enabled us to meet the heightened customer demand we saw throughout the year.”

Mr. Egeck continued, “As we look ahead into fiscal 2022, our continued investment in talent and strategic growth initiatives put us in a position to drive additional share gains. The strength of our balance sheet and our long history of strong and consistent free cash flow generation allows us to both invest in our initiatives and to initiate a return of capital to shareholders through a new $300 million share buyback authorization. This illustrates our confidence in our business and growth profile as well as our commitment to delivering shareholder value in 2022 and beyond.”

The fourth quarter and full year of fiscal 2020 ended October 2, 2020 contained one additional week (the “53rd week”), which added approximately $18 million in sales, $1.5 million in net income, and $3.0 million in Adjusted EBITDA. In addition, the additional week in fiscal 2020 created a calendar shift in fiscal 2021 that impacted comparability of quarterly sales and earnings to the prior year. The combination of the 53rd week and the calendar shift negatively impacted fourth quarter comparisons to the prior year by approximately $38 million for sales and by approximately $11 million for Adjusted EBITDA.

For the Thirteen-Weeks Ended October 2, 2021 Highlights

•
Sales increased $26.0 million or 6.8% to $408.9 million compared to $382.9 million in the prior year period which included 14 weeks. Comparable sales on a reported basis increased 10.0% compared to the prior year period. On a shifted basis, using a realigned period in 2020 for comparability given the 53rd week in fiscal 2020, comparable sales increased 16.3%.
•
Gross profit increased $19.1 million or 11.3% to $188.1 million compared to $169.0 million in the prior year period and gross margin increased 190 basis points to 46.0% compared to 44.1% in the prior year period.
•
SG&A increased $21.5 million or 21.6% to $120.9 million compared to $99.4 million in the prior year period, driven by the increase in overall sales and continued investments to support Company growth. SG&A as a percentage of sales increased 360 basis points to 29.6% compared to 26.0% in the prior year period.
•
Operating income was $67.1 million compared to $69.5 million in the prior year period.
•
Net income increased to $44.5 million from $42.6 million in the prior year period.
•
Adjusted net income increased $6.2 million or 14.0% to $50.5 million compared to $44.3 million in the prior year period.
•
Diluted earnings per share decreased to $0.23 compared to $0.27 in the prior year period. Adjusted diluted earnings per share decreased to $0.26 compared to $0.28 in the prior year period. Diluted and adjusted diluted earnings per share decreased in the fourth quarter of fiscal 2021 when compared to the prior year period primarily due to the 53rd week in fiscal 2020, the impact of the calendar shift, and the increase in shares outstanding as a result of our Initial Public Offering completed in the first quarter of fiscal 2021.
•
Adjusted EBITDA increased to $82.0 million compared to $80.1 million in the prior year period, an increase of $1.9 million or 2.4%. Using a realigned period in 2020 for comparability given the 53rd week in fiscal 2020, Adjusted EBITDA increased $12.7 million or 18.3%. Adjusted EBITDA as a percentage of sales on a reported basis was 20.0% compared to 20.9% in the prior year period.

For the Fifty-Two Weeks Ended October 2, 2021 Highlights

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Sales increased $230.7 million or 20.7% to $1,342.9 million compared to $1,112.2 million in fiscal 2020 which included 53 weeks. Comparable sales on a reported basis increased 21.5% in fiscal 2021 compared to fiscal 2020. On a shifted basis, using a realigned period in 2020 for comparability given the 53rd week in fiscal 2020, comparable sales increased 21.2%.
•
Gross profit increased $134.5 million or 29.2% to $595.2 million compared to $460.7 million in fiscal 2020, and gross margin was 44.3% compared to 41.4% in fiscal 2020, an increase of 290 basis points.
•
SG&A increased $71.8 million or 22.8% to $386.1 million compared to $314.3 million in fiscal 2020. SG&A as a percentage of sales increased 40 basis points to 28.7% compared to 28.3% in fiscal 2020.
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Operating income was $209.1 million compared to $146.4 million in fiscal 2020.
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Net income increased to $126.6 million compared to $58.6 million in fiscal 2020.
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Adjusted net income increased $96.5 million or 148.5% to $161.5 million compared to $65.0 million in fiscal 2020.
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Diluted earnings per share increased to $0.67 compared to $0.37 in fiscal 2020. Adjusted diluted earnings per share increased $0.43 to $0.85 compared to $0.42 in fiscal 2020.
•
Adjusted EBITDA increased $87.8 million or 48.0% to $270.6 million compared to $182.8 million in fiscal 2020. Adjusted EBITDA as a percentage of sales increased 380 basis points to 20.2% compared to 16.4% in fiscal 2020.

Balance Sheet and Cash Flow Highlights

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Cash and cash equivalents totaled $345.1 million as of fiscal 2021 compared to $157.1 million as of fiscal 2020, an increase of $188.0 million. There were no revolver borrowings as of year-end fiscal 2021 and 2020.
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Inventories totaled $198.8 million as of fiscal 2021 compared to $149.0 million as of fiscal 2020 reflecting a continued investment in inventory to meet heightened consumer demand.
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Funded debt totaled $806.0 million as of fiscal 2021 compared to $1,201.2 million as of fiscal 2020. The reduction resulted from the paydown of our senior unsecured notes totaling $390 million with primary proceeds from our initial public offering in the first quarter of fiscal 2021. During the fourth quarter of fiscal 2021, our debt rating was upgraded by S&P to BB- from B+ and by Moody's to Ba3 from B1.
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Net cash provided by operating activities totaled $169.6 million in fiscal 2021 compared to $103.4 million in fiscal 2020.
•
Capital expenditures totaled $28.9 million in fiscal 2021 compared to $20.6 million in fiscal 2020.

Share Repurchase Authorization

On December 3, 2021, the Board of Directors authorized a share repurchase program for up to an aggregate amount of $300 million of its outstanding shares of common stock over the next three years. The level of repurchases depends on a number of factors, including its financial condition, capital requirements, cash flows, results of operations, future business prospects and other factors its management may deem relevant. The timing, volume and nature of repurchases, are subject to market conditions, applicable securities laws and other factors and may be amended, suspended or discontinued at any time. Shares may be repurchased from time to time on the open market, in privately negotiated transactions, or otherwise.

Fiscal 2022 Guidance

We expect the following for fiscal 2022, a 52-week period:

Sales	$1,475 to $1,500 million
Gross profit	$655 to $665 million
Net income	$170 to $180 million
Adjusted net income	$180 to $190 million
Adjusted EBITDA	$295 to $305 million
Adjusted diluted earnings per share	$0.94 to $1.00
Diluted weighted average shares outstanding (1)	190 to 192 million
(1)
Assumes share repurchase program impact of approximately three million shares in fiscal 2022.

Conference Call Details

A conference call to discuss its financial results for the fourth quarter of fiscal 2021 is scheduled for today, Thursday, December 9, 2021 at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 855-327-6837 (international callers please dial 1-631-891-4304) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at https://ir.lesliespool.com/.

A recorded replay of the conference call will be available within approximately three hours of the conclusion of the call and can be accessed, along with the associated slides, online at https://ir.lesliespool.com/ for 90 days.

About Leslie's

Founded in 1963, Leslie's is the largest direct-to-consumer brand in the U.S. pool and spa care industry, serving residential, professional, and commercial consumers. Leslie's markets its products through more than 950 physical locations and multiple digital platforms. Our associates, pool and spa care experts, and certified technicians are passionate about empowering consumers with the knowledge, products, and solutions necessary to confidently maintain and enjoy their pools and spas.

Use of Non-GAAP Financial Measures and Other Operating Measures

In addition to reporting financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), we use certain non-GAAP financial measures and other operating measures, including comparable sales growth and Adjusted EBITDA, Adjusted net income, and Adjusted earnings per share, to evaluate the effectiveness of its business strategies, to make budgeting decisions, and to compare its performance against that of other peer companies using similar measures. These non-GAAP financial measures and other operating measures should not be considered in isolation or as substitutes for our results as reported under GAAP. In addition, these non-GAAP financial measures and other operating measures are not calculated in the same manner by all companies, and accordingly, are not necessarily comparable to similarly titled measures of other companies and may not be appropriate measures for performance relative to other companies.

Comparable Sales Growth

We measure comparable sales growth as the increase or decrease in sales recorded by the comparable base in any reporting period, compared to sales recorded by the comparable base in the prior reporting period. The comparable base includes sales through our locations and through our e-commerce websites and third-party marketplaces. Comparable sales growth is a key measure used by management and our board of directors to assess our financial performance.

Adjusted EBITDA

Adjusted EBITDA is a key measure used by management and our board of directors to assess our financial performance. Adjusted EBITDA is also frequently used by analysts, investors, and other interested parties to evaluate companies in our industry, when considered alongside other GAAP measures.

Adjusted EBITDA is defined as earnings before interest (including amortization of debt costs), taxes, depreciation and amortization, management fees, equity-based compensation expense, loss on debt extinguishment, costs related to equity offerings, executive transition costs, loss (gain) on disposition of assets, mark-to-market on interest rate cap, and other non-recurring, non-cash or discrete items. Adjusted EBITDA is not a recognized measure of financial performance under GAAP but is used by some investors to determine a company’s ability to service or incur indebtedness. Adjusted EBITDA should not be construed as an indicator of a company’s operating performance in isolation from, or as a substitute for, net income, cash flows from operations or cash flow data, all of which are prepared in accordance with GAAP. We have presented Adjusted EBITDA solely as supplemental disclosure because we believe it allows for a more complete analysis of results of operations. Adjusted EBITDA is not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP. In the future, we may incur expenses or charges such as those included in the calculation of Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these items.

Adjusted Net Income and Adjusted Earnings per Share

Adjusted net income and Adjusted earnings per share are additional key measures used by management and our board of directors to assess our financial performance. Adjusted net income and Adjusted earnings per share are also frequently used by analysts, investors, and other interested parties to evaluate companies in our industry, when considered alongside other GAAP measures.

Adjusted net income is defined as net income adjusted to exclude management fees, equity-based compensation expense, loss on debt extinguishment, costs related to equity offerings, executive transition costs, loss (gain) on disposition of assets, mark-to-market on interest rate cap, and other non-recurring, non-cash or discrete items. Adjusted diluted earnings per share is defined as Adjusted net income divided by the diluted weighted average number of common shares outstanding.

Forward Looking Statements

This press release contains forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Our actual results could differ materially from those indicated in these forward-looking statements for a variety of reasons, including, among others:

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our ability to execute on our growth strategies;
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our ability to maintain favorable relationships with suppliers and manufacturers;
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competition from mass merchants and specialty retailers;
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impacts on our business from the sensitivity of our business to weather conditions, changes in the economy, and the housing market;
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our ability to implement technology initiatives that deliver the anticipated benefits, without disrupting our operations;
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regulatory changes and development affecting our current and future products;
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our ability to obtain additional capital to finance operations;
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commodity price inflation and deflation;
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impacts on our business from the COVID-19 pandemic;
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impacts on our business from cyber and other security threats or disruptions; and
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other risks and uncertainties, including those listed in the section titled “Risk Factors” in our filings with the U.S. Securities and Exchange Commission.

You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this press release primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, and operating results. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors described above. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. The results, events, and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject based on information available to us as of the date of this press release. And while we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

The forward-looking statements made in this press release are based on events or circumstances as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments.

Contact

Investors

Farah Soi/Caitlin Churchill

ICR

investorrelations@lesl.com

Consolidated Statements of Operations

(amounts in thousands, except per share amounts)

	Three Months Ended		Year Ended
	October 2, 2021	October 3, 2020 (1)	October 2, 2021	October 3, 2020 (1)
	(Unaudited)	(Audited)	(Unaudited)	(Audited)
Sales	$408,926	$382,944	$1,342,917	$1,112,229
Cost of merchandise and services sold	220,862	213,990	747,757	651,516
Gross profit	188,064	168,954	595,160	460,713
Selling, general and administrative expenses	120,948	99,405	386,075	314,338
Operating income	67,116	69,549	209,085	146,375
Other expense:
Interest expense	7,369	19,501	34,410	84,098
Loss on debt extinguishment	—	—	9,169	—
Other expenses, net	460	179	2,377	1,089
Total other expense	7,829	19,680	45,956	85,187
Income before taxes	59,287	49,869	163,129	61,188
Income tax expense	14,746	7,229	36,495	2,627
Net income	$44,541	$42,640	$126,634	$58,561
Earnings per share
Basic	$0.23	$0.27	$0.68	$0.37
Diluted	$0.23	$0.27	$0.67	$0.37
Weighted average shares outstanding
Basic	189,582	156,500	185,412	156,500
Diluted	192,729	156,500	190,009	156,500

Other Financial Data (unaudited) (2)

	Three Months Ended		Year Ended
	October 2, 2021	October 3, 2020 (1)	October 2, 2021	October 3, 2020 (1)
Adjusted EBITDA	$81,982	$80,056	$270,613	$182,770
Adjusted net income	$50,514	$44,305	$161,478	$64,973
Adjusted earnings per share - Basic	$0.27	$0.28	$0.87	$0.42
Adjusted earnings per share - Diluted	$0.26	$0.28	$0.85	$0.42

(1)
The three months ended and year ended October 3, 2020 included 14 weeks and 53 weeks, respectively. The amounts for the three months ended October 3, 2020 differ from amounts previously reported, as a result of the retrospective presentation of the effects of the adoption of accounting standards updates for revenue recognition and leases (Topics 606 and 842, respectively) which were adopted on October 3, 2020. The amounts for the year ended October 3, 2020 included the full year impact and no amounts differ.
(2)
See section titled “GAAP to Non-GAAP Reconciliation”.

Consolidated Balance Sheets

(amounts in thousands, except share and per share amounts)

	October 2, 2021	October 3, 2020
Assets	(Unaudited)	(Audited)
Current assets
Cash and cash equivalents	$345,057	$157,072
Accounts and other receivables, net	38,860	31,481
Inventories	198,789	148,966
Prepaid expenses and other current assets	20,564	22,661
Total current assets	603,270	360,180
Property and equipment, net	70,335	66,391
Operating lease right-of-use assets	212,284	177,655
Goodwill and other intangibles, net	129,020	121,186
Deferred tax assets	3,734	6,583
Other assets	25,148	14,443
Total assets	$1,043,791	$746,438
Liabilities and stockholders’ deficit
Current liabilities
Accounts payable and accrued expenses	$235,156	$193,539
Operating lease liabilities	61,071	54,459
Income taxes payable	6,945	1,857
Current portion of long-term debt	8,100	8,341
Total current liabilities	311,272	258,196
Operating lease liabilities, noncurrent	160,037	130,234
Long-term debt, net	786,125	1,179,550
Other long-term liabilities	3,915	5,457
Total liabilities	1,261,349	1,573,437
Commitments and contingencies
Stockholders’ deficit
Common stock, $0.001 par value, 1,000,000,000 shares authorized and 189,821,011 issued and outstanding as of October 2, 2021 and 156,500,000 shares authorized, issued and outstanding as of October 3, 2020, respectively.	190	157
Additional paid in capital (deficit)	204,711	(278,063)
Retained deficit	(422,459)	(549,093)
Total stockholders’ deficit	(217,558)	(826,999)
Total liabilities and stockholders’ deficit	$1,043,791	$746,438

Consolidated Statements of Cash Flows

(amounts in thousands)

	Year Ended
	October 2, 2021	October 3, 2020
	(Unaudited)	(Audited)
Operating Activities
Net income	$126,634	$58,561
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,553	28,925
Equity-based compensation	24,217	1,785
Amortization of deferred financing costs and debt discounts	2,483	3,489
Provision for doubtful accounts	2,105	577
Deferred income taxes	2,848	(7,823)
(Gain) loss on disposition of assets	(1,606)	785
Loss on debt extinguishment	9,169	—
Changes in operating assets and liabilities:
Accounts and other receivables	(9,484)	1,813
Inventories	(47,787)	1,762
Prepaid expenses and other current assets	2,674	(14,959)
Other assets	(11,164)	(13,023)
Accounts payable and accrued expenses	36,044	39,336
Income taxes payable	5,088	(4,856)
Operating lease assets and liabilities, net	1,786	7,037
Net cash provided by operating activities	169,560	103,409
Investing Activities
Purchases of property and equipment	(28,931)	(20,630)
Business acquisitions, net of cash acquired	(8,868)	(6,188)
Proceeds from disposition of fixed assets	2,444	7
Net cash used in investing activities	(35,355)	(26,811)
Financing Activities
Borrowings on revolving commitment	—	238,750
Payments on revolving commitment	—	(238,750)
Repayment of long term debt	(396,135)	(10,425)
Issuance of long term debt	907	—
Payment of deferred financing costs	(9,579)	—
Payment of dividend	—	—
Proceeds from issuance of common stock upon initial public offering, net	458,587	—
Net cash provided by (used in) financing activities	53,780	(10,425)
Net increase in cash and cash equivalents	187,985	66,173
Cash and cash equivalents, beginning of year	157,072	90,899
Cash and cash equivalents, end of year	$345,057	$157,072
Supplemental Information:
Interest	$36,408	$88,678
Income taxes, net of refunds received	28,559	15,305

GAAP to Non-GAAP Reconciliation

(amounts in thousands except per share amounts)

(unaudited)

	Three Months Ended		Year Ended
	October 2, 2021	October 3, 2020 (1)	October 2, 2021	October 3, 2020 (1)
Net income	$44,541	$42,640	$126,634	$58,561
Interest expense	7,369	19,501	34,410	84,098
Income tax expense	14,746	7,229	36,495	2,627
Depreciation and amortization expense(2)	7,348	8,463	26,553	28,925
Management fees(3)	—	1,752	382	4,900
Equity-based compensation expense(4)	5,030	(8)	25,621	1,785
Loss on debt extinguishment(5)	—	—	9,169	—
Costs related to equity offerings(6)	458	—	10,444	—
Executive transition costs and other(7)	2,490	479	905	1,874
Adjusted EBITDA	$81,982	$80,056	$270,613	$182,770

	Three Months Ended		Year Ended
	October 2, 2021	October 3, 2020 (1)	October 2, 2021	October 3, 2020 (1)
Net income	$44,541	$42,640	$126,634	$58,561
Management fees(3)	—	1,752	382	4,900
Equity-based compensation expense(4)	5,030	(8)	25,621	1,785
Loss on debt extinguishment(5)	—	—	9,169	—
Costs related to equity offerings(6)	458	—	10,444	—
Executive transition costs and other(7)	2,490	479	905	1,874
Tax effects of these adjustments(8)	(2,005)	(558)	(11,677)	(2,147)
Adjusted net income	$50,514	$44,305	$161,478	$64,973

	Three Months Ended		Year Ended
	October 2, 2021	October 3, 2020 (1)	October 2, 2021	October 3, 2020 (1)
Adjusted earnings per share - basic	$0.27	$0.28	$0.87	$0.42
Adjusted earnings per share - diluted	$0.26	$0.28	$0.85	$0.42
Weighted average shares outstanding
Basic	189,582	156,500	185,412	156,500
Diluted	192,729	156,500	190,009	156,500

(1)
The three months ended and year ended October 3, 2020 included 14 weeks and 53 weeks, respectively. The amounts for the three months ended October 3, 2020 differ from amounts previously reported, as a result of the retrospective presentation of the effects of the adoption of Topics 606 and 842 which were adopted on October 3, 2020. The amounts for the year ended October 3, 2020 included the full year impact and no amounts differ.
(2)
Includes depreciation related to our distribution centers and locations, which is reported in cost of merchandise and services sold in our consolidated statements of operations.
(3)
Represents amounts paid or accrued in connection with our management services agreement, which was terminated upon the completion of our IPO in November 2020 and are reported in SG&A in our consolidated statements of operations.
(4)
Represents charges related to equity-based compensation and the related Company payroll tax expense which are reported in SG&A in our consolidated statements of operations.
(5)
Represents non-cash expense due to the write-off of deferred financing costs related to our Term Loan modification and the repayment of our senior unsecured notes in fiscal 2021 and are reported in loss on debt extinguishment in our consolidated statements of operations.
(6)
Includes one-time payments of contractual amounts incurred in connection with our IPO that was completed in November 2020 which are reported in SG&A, and costs incurred for follow-on equity offerings in February, June and September 2021 which are reported in other expenses, net in our consolidated statements of operations.
(7)
Includes executive transition costs, losses (gains) on disposition of fixed assets, mark-to-market on interest rate cap and other non-recurring, non-cash or discrete items as determined by management. Amounts are reported in SG&A and other expenses, net in our consolidated statements of operations.
(8)
Represents the tax effect of the total adjustments based on our actual statutory tax rate. Amounts are reported in income tax expense in our consolidated statements of operations.